Kien Huat Realty III Limited SC 13D/A

Exhibit 22

Lim Kok Thay
25th Floor, Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur
Malaysia

July 25, 2019

To Whom It May Concern

Authorisation To Sign and File Forms

I hereby authorise and designate Mr Gerard Lim Ewe Keng or failing him, Mr Yap Chong Chew to sign and file on my behalf any Form 4, Schedule 13D Amendments and any other forms or documents relating to my interest in Empire Resorts Inc which are required to be filed with the United States Securities and Exchange Commission or any other regulatory bodies or authorities in the United States of America.

This authority shall supercede my earlier authorisation dated March 4, 2019 and shall remain valid from the date hereof up to March 31, 2020.

/s/ Lim Kok Thay

LIM KOK THAY